Exhibit 99.5

Exhibit 12 (a)

ENERGY FUTURE HOLDINGS CORP.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,

AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

	Successor		Predecessor
	2008	Period from October 11, 2007 Through December 31, 2007	Period from January 1, 2007 through October 10, 2007	2006	2005	2004
EARNINGS:
Income (loss) from continuing operations before extraordinary gain/(loss) and cumulative effect of changes in accounting principles	$(9,998)	$(1,361)	$699	$2,465	$1,775	$81
Add: Total federal income tax expense (benefit)	(471)	(673)	309	1,263	632	42
Fixed charges (see detail below)	5,280	905	777	907	856	761
Preferred dividends of subsidiaries	—	—	—	—	3	2

Total earnings (loss)	$(5,189)	$(1,129)	$1,785	$4,635	$3,266	$886

FIXED CHARGES:
Interest expense	$5,246	$899	$750	$877	$817	$705
Rentals representative of the interest factor	34	6	27	30	39	56

Fixed charges deducted from earnings	5,280	905	777	907	856	761
Preferred dividends of subsidiaries (pretax) (a)	—	—	—	—	4	3

Total fixed charges	5,280	905	777	907	860	764

Preference dividends of registrant (pretax) (a)	—	—	—	—	14	33

Fixed charges and preference dividends	$5,280	$905	$777	$907	$874	$797

RATIO OF EARNINGS TO FIXED CHARGES (b)	—	—	2.30	5.11	3.80	1.16

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERENCE DIVIDENDS (b)	—	—	2.30	5.11	3.74	1.11

(a)	Preferred/preference dividends multiplied by the ratio of pretax income to net income.
(b)	Fixed charges and combined fixed charges and preference dividends exceeded earnings by $10.469 billion and $2.034 billion for the year ended December 31, 2008 and for the period from October 11, 2007 through December 31, 2007, respectively.

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